UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2013

LINCOLN ELECTRIC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-1402	34-1860551
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22801 St Clair Avenue

Cleveland, Ohio 44117

(Address of principal executive offices, with zip code)

(216) 481-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2013, John M. Stropki retired as Executive Chairman of Lincoln Electric Holdings, Inc. (the “Company”).

Effective December 21, 2013, Christopher L. Mapes, the Company’s President and Chief Executive Officer, was appointed Chairman of the Board in addition to his current responsibilities.

On December 16, 2013, the Compensation and Executive Development Committee (the “Committee”) of the Board of Directors of the Company approved amendments applicable to all outstanding restricted stock (“RS”) and restricted stock unit (“RSU”) agreements that provide for potential accelerated vesting under the Company’s Cash Long-Term Incentive Plan (the “Cash LTIP”). This included amendments to RS and RSUs agreements for the Company’s principal executive officer, principal accounting officer and the other named executive officers. The amendments provide for the potential full accelerated vesting of the one award that is tied to achievement of performance objectives under the Cash LTIP falling closest after the awardee’s retirement date. The awardee will now vest in the entire RS or RSU award if it is later determined by the Committee that the performance objectives have been met, which determination normally occurs at the first regularly-scheduled Committee meeting after the prior year’s calendar year-end. Prior to the amendments, if an awardee retired before the date on which the determination was made by the Committee that the Cash LTIP performance objectives had been met, the awardee would have been entitled to receive only a pro-rata portion of the award based on the normal time-elapsed five-year vesting schedule and would have forfeited the remainder of the award.

Under the terms of the amendments, in order to be eligible for full accelerated vesting for the one award that is tied to achievement of performance objectives under the Cash LTIP falling closest after the awardee’s retirement date, the awardee’s retirement must occur on or after July 1st of the third year of the Cash LTIP performance period. Specifically, under the terms of the amendments, if an awardee retires on or after July 1st of the third year of the applicable performance period, the awardee would receive a pro-rata portion of the award at the time of retirement (based on the normal time-elapsed five-year vesting period), but the remaining portion of the award would be pended until a determination is made by the Committee that the Cash LTIP performance objectives either have or have not been met. If the Committee determines that the performance objectives have been met, then the retired awardee would receive the pended portion of the award (which together with the pro-rata portion of the award received at retirement would provide for full accelerated vesting of the award). If the Committee determines that the Cash LTIP performance objectives have not been met, then the pended portion of the award would be forfeited and the retired awardee would have received only a pro-rata portion of the award over the normal time-elapsed five-year vesting period.

The foregoing is merely a summary of the terms of the amendments and not a complete discussion thereof. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the amendments, which are attached to this Form 8-K as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Amendment to Restricted Shares Agreement for Executive Officers (for awards granted prior to December 2013).

10.2	Form of Amendment to Restricted Stock Unit Agreement for Executive Officers (for awards granted prior to December 2013).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN ELECTRIC HOLDINGS, INC.

Date: December 20, 2013	By:	/s/ Frederick G. Stueber
Frederick G. Stueber, Senior Vice President, General Counsel & Secretary

LINCOLN ELECTRIC HOLDINGS, INC.

INDEX TO EXHIBITS

Exhibit No.	Exhibit

10.1	Form of Amendment to Restricted Shares Agreement for Executive Officers (for awards granted prior to December 2013).

10.2	Form of Amendment to Restricted Stock Unit Agreement for Executive Officers (for awards granted prior to December 2013).